Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 (No. 333-269919) of Byline Bancorp, Inc. of our report dated March 6, 2023, relating to the consolidated financial statements of Byline Bancorp, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, (which report expresses an unqualified opinion on the consolidated financial statements and the effectiveness of internal control over financial reporting and includes an explanatory paragraph relating to a change in the method of accounting for credit losses), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

April 24, 2023